Exhibit 15



Nov 7, 1997


Idaho Power Company
Boise, Idaho


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Idaho Power Company and subsidiaries for the periods ended September 30, 1997 and 1996, as indicated in our report dated November 4, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended
September 30, 1997, is incorporated by reference in Registration
Statement Nos. 333-00139 and 33-51215 on Form S-3, and
Registration Statement no. 33-56071 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the aforementioned registration statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.






DELOITTE & TOUCHE LLP
 Portland, Oregon